Exhibit 99.1


EIS International, Inc.


Contact:    Fran Barsky
            EIS International
            (203) 977-6022


FOR IMMEDIATE RELEASE

              EIS INTERNATIONAL, INC. ANTICIPATES ONE-TIME CHARGE
                       ASSOCIATED WITH SUREFIND EXPENSES


Pittsburgh, PA, August 30, 1996 -- EIS International, Inc. (NASDAQ: EISI) today reported that its Surefind operating company anticipates recording a one-time SG&A expense in the third quarter of 1996 that could reduce EPS by approximately $0.09. These costs are associated with the Surefind marketing launch and are being written off as a result of the cancellation of the direct consumer marketing program. The Company continues to be committed to the direct selling of Surefind through distribution channels, and by doing so, will align Surefind's operating expenses with revenue generation. EIS is expected to report its third quarter earnings on October 17, 1996.



        According to Joseph J. Porfeli, EIS International's chairman and chief executive officer, "We remain confident in the viability of the Surefind business, and believe that by moving our expenses in line with our revenue we will be able to more appropriately build the businesses while targeting broader distribution channels, corporate field sales organizations and small business local area network users."

        The Company's quarterly and annual operating results are affected by a wide variety of factors that could materially and adversely affect revenues and profitability, including: the timing of customer orders, the Company's ability to introduce new products on a timely basis;


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introduction of products and technologies by the Company's competitors; and
market acceptance of the Company's and its competitors' products. As a result of the foregoing and other facts, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition, operating results and stock price.

        Founded in 1988 and headquartered in Pittsburgh, PA, EIS International, Inc. (NASDAQ: EISI) had revenues in excess of $89 million in fiscal year 1995. EIS International is the parent corporation for three operating companies:
EIS Systems, the world's largest provider of integrated call center management software and systems; Cybernetics, a leading supplier of workforce management systems; and Surefind, a guaranteed on-line data backup and recovery service for PC users, laptop users and small businesses. Additional information is available by calling (800) 274-5676 or by visiting the company's web site at http://www.eisi.com.